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ARI NETWORK SERVICES, INC.

(Name of Registrant as Specified in its Charter)

PARK CITY CAPITAL, LLC

PARK CITY CAPITAL OFFSHORE MASTER, LTD.

MICHAEL J. FOX

JOHN M. MUELLER

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Park City Capital Releases Statement Delivered by Michael J. Fox

at ARI Network Services’ Annual Meeting

DALLAS, TX, January 5, 2017 – Park City Capital, LLC, the beneficial owner of approximately 5.7% of the shares of ARI Network Services, Inc. (Nasdaq Capital Market: ARIS) that initiated a proxy contest at ARI’s annual meeting held today, has released the statement made by its Chief Executive Officer Michael J. Fox at the annual meeting.

Mr. Fox delivered the following statement to shareholders at the meeting:

Good morning and thank you for your time today. As many of you know, Park City Capital is a private investment firm in Dallas, TX and we own 1 million shares of ARI, which is equal to 5.7% of the company.

I’d like to share our point of view and perspective with everyone here today, and we are planning to file this speech with the SEC so that those not in attendance can hear what we have to say.

We have been shareholders of ARI for over two years, and we have actively engaged with management and the board over that time. In our initial meetings and discussions with management, we were pleased with our initial impressions. However, after the past 12 months and especially the past three months, since we submitted our nominees, we now believe that management and the board have been disingenuous and have continuously used half-truths and “clever language” to mislead shareholders, independent proxy advisors and any other constituents that management feels they need to sway.

It is our firm belief that public companies exist for one reason--to create and maximize value for all shareholders. Given that management’s strategy has been UNable to produce an acceptable return on invested capital and the stock has persistently traded at a significant discount to its peers, including MAM Software (MAMS), which is about the same size as ARI, but trades at a 90% premium to ARI, we believe that the company should immediately engage a financial advisor to review strategic alternatives, including running a robust process to sell the company. We believe there are ample interested parties and both private equity and strategic buyers would be very interested in bidding for the company. Based on our analysis and speaking with several investment banking firms and private equity firms, we believe a robust process would yield a buyout offer of $8 to $10 per share.

One question that may arise is why would someone pay $8 to $10 per share for a company that is trading at $5.50 per share. ARI operates in very fragmented markets and it should be making significantly larger and more frequent acquisitions. However, since it has very little access to capital, the company cannot properly or fully execute this strategy and is forced to make small and less frequent acquisitions, while bigger companies can grow faster and continue to gain share. If ARI was acquired by a private equity firm, the buyer could infuse a large amount of capital into ARI and it could better capitalize on its likely robust pipeline of larger acquisitions, and we believe ARI could be a $100 million revenue company within 12 months. It could also utilize more debt and in the near-term could focus less on margins and more on growth. As a result, five years from now the company could be significantly larger, more profitable and also be in a better position strategically.

One argument against selling the company is that current shareholders would like to participate in the expected growth. My answer to that point is that current shareholders would participate in that growth in an upfront payment, “TODAY”, as the upside for the buyer would be so large that it would be willing to pay a significant premium to current shareholders. In fact, I haven’t spoken with any shareholder that would be disappointed with receiving $8 to $10 per share in the next six months.

Despite Roy Olivier and Will Luden telling me on multiple occasions that they would immediately accept an $8 per share offer, they have communicated to shareholders and independent proxy advisory firms a plan that they believe could result in a $15 stock price over the next five years. I think it’s important to look at management’s plan so we can hold them accountable. In one of its recent releases, the company noted that

“we have grown ARI at a 16-17% CAGR over the past 3- and 5-years…We believe we can continue to execute, which would result in a $75M company in three (3) years and a $100M company in five (5) years.  At $100M, our adjusted EBITDA would be about triple what it is now.  Given no change in our trading multiple, which we believe will happen as we scale the business, that would result in a stock price roughly triple what it is now.”

We would like to point out that management is committing to a 16% compounded annual growth rate in revenue over the next five years and a $15 stock price over that same time period. While $15 per share sounds great, five years is a long time and we believe there are significant risks that could cause a lot of value destruction if management is left to pursue its status quo strategy over that time period.

First, the end markets for ARI’s services are mostly cyclical and while the economy appears robust, the probability that we will experience a recession at some point in the next five years is extremely high and we believe that if we do enter a recession, there is significant downside to ARI’s stock price.

Second, the company is pursuing an acquisition driven growth strategy in an M&A market that is very robust and that we would characterize as a “seller’s market”. In other words, ARI is a buyer when it’s clearly more opportunistic to be a seller. And to make things worse, the company is pursuing this strategy with very little access to capital, which is likely to result in management over promising and under delivering.

Third, while management and the board like to take credit for the solid stock price performance over the past two years, and that’s fine with us since we own more stock than any of them, we would like to point out that Park City Capital has persistently highlighted to shareholders and the investment community that ARI would be an attractive acquisition candidate, and we believe that our efforts have helped raise the profile of ARI in the investment community and its stock price. If we go away and ARI’s stock no longer gets the benefit of this premium, we believe there would be significant downside in ARI’s stock price.

In conclusion, we continue to believe that ARI should immediately engage a financial advisor to execute a robust process to maximize value for all shareholders. While it appears that management was able to sway more shareholders than we were, we believe it had to use mis-truths and “clever language” as well as committing to unrealistic financial objectives to do so. We are hopeful that the board will realize that the path that has the least risk and the highest reward for all shareholders is to sell the company, as we believe the price it could receive today would significantly outweigh the risks of management continuing to pursue its status quo strategy. We will be watching closely and will hold the board and management accountable and will frequently communicate to shareholders our analysis and critique of their performance.

Thank you!

Park City Capital would like to thank the ARI shareholders who voted for its director nominees and/or expressed support for Park City Capital’s efforts. If you would like to speak with Michael J. Fox of Park City Capital, you are invited to contact him directly at 214-855-0801.

# # #

Park City Capital, LLC and Park City Capital Offshore Master, Ltd. have filed with the Securities and Exchange Commission, and mailed to shareholders on or about November 29, 2016, a definitive proxy statement and a blue proxy card in connection with their solicitation of votes for the election of director nominees at the “2017” annual meeting of shareholders of ARI Network Services, Inc.

Park City Capital Offshore Master, Ltd. beneficially owns 1,000,000 shares of common stock of ARI. Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd., and Michael J. Fox, who serves as the managing member of Park City Capital, LLC, also beneficially own these shares.

Park City Capital, LLC, Park City Capital Offshore Master, Ltd., their control persons, and their nominees to the ARI board are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation is included in Park City Capital’s definitive proxy statement and other materials filed with the SEC. SHAREHOLDERS OF ARI SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND PARK CITY CAPITAL’S NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contact:

Alliance Advisors

Peter Casey, 973-873-7710

Toll-free number: 855-737-3183